Exhibit 99.1

ECD Auto Design Announces Receipt of Nasdaq Delisting Notice

Kissimmee, FL – December 11, 2024 - ECD Automotive Design, Inc. (Nasdaq: ECDA) (“ECA Auto Design” or the “Company”), an industry leader in delivering restored, modified and electrified Land Rover Defenders, Jaguars, Ford Mustangs, and Toyota FJs “), received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because the Company is delinquent in filing its Form 10-Q for the quarter ended September 30, 2024, the Company no longer complies with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires companies with securities listed on Nasdaq to timely file all required periodic reports with the SEC. The Notice provided that the Company shall have 60 calendar days to submit a plan to regain compliance with the Listing Rule, and if Nasdaq accepts the Company’s plan, Nasdaq can grant the Company an exception of up to 180 calendar days from the Filing’s due date, or until May 19, 2025, to regain compliance with the Listing Rule.

The Company is diligently working to complete its Form 10-Q for the quarter ended September 30, 2024, and the Company expects to complete and file its Form 10-Q for the quarter ended September 30, 2024 with the SEC to regain compliance with the Listing Rule prior to the expiration of the 60 day period.

About ECD Auto Design

ECD, a public company trading under the symbol ECDA on the Nasdaq Stock Market, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added the Ford Mustang and Toyota FJs. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence (“ASE”) craftsmen. The company was founded in 2013 by three British “gear heads” whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD’s global headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

ECDA@mzgroup.us

+561 489 5315

SOURCE: ECD Automotive Design, Inc.